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FORM 8-K CURRENT REPORT Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 29, 2011
Presidential Life Corporation (Exact name of registrant as specified in its charter)
Delaware 000-05486 13-2652144 (State or other jurisdiction (Commission (IRS Employer of incorporation) File Number) Identification No.)
69 Lydecker Street Nyack, New York 10960 (Address of principal executive offices) (Zip Code)
(845) 358-2300
Registrant’s telephone number, including area code
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02

Results of Operations and Financial Condition

On March 29, 2011, Presidential Life Corporation (the “Company”) issued a press release announcing the Company’s financial results for its fiscal full year and 4th quarter 2010.  A copy of this press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

The information included in this Current Report on Form 8-K (including Exhibit 99.1 hereto) that is furnished pursuant to this Item 2.02 shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section or Sections 11 and 12(a)(2)  of the Securities Act of 1933, as amended.  In addition, the information included in this Current Report on Form 8-K (including Exhibit 99.1 hereto) that is furnished pursuant to this Item 2.02 shall not be incorporated by reference into any filing of the Registrant, whether made before or after the date hereof, regardless of any general incorporation language in such filing, unless expressly incorporated by specific reference into such filing.

Item 9.01  Financial Statements and Exhibits

         (d)      Exhibits:

       99.1   Press Release entitled “Presidential Life Announces Full Year and Fourth Quarter 2010 Results” issued by Presidential Life Corporation on March 29, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRESIDENTIAL LIFE CORPORATION

Date: March 30, 2011	By:	/s/Donald L. Barnes
		Name:	Donald L. Barnes
		Title:	Chief Executive Officer

EXHIBIT INDEX

Exhibit

99.1

Press Release entitled “Presidential Life Announces Full Year and Fourth Quarter 2010 Results” issued by Presidential Life Corporation on March 29, 2011.

Presidential Life Announces Full Year and Fourth Quarter 2010 Results

- Reports full year 2010 EPS of $0.73 compared to $0.50 for full year 2009 -

- Reports fourth quarter 2010 EPS of $0.50 compared to $0.35 for fourth quarter of 2009 -

Nyack, N.Y. (March 29, 2011) — Presidential Life Corporation (“we,” “our,” “Presidential Life” or the “Company”) (Nasdaq: PLFE) today announced results for the fourth quarter and full year period ended December 31, 2010.  Presidential Life, through its wholly owned subsidiary Presidential Life Insurance Company, is engaged in the sale of fixed deferred and immediate annuities, life insurance and accident & health insurance products.

Total revenues in the fourth quarter of 2010 were $88.8 million, an increase of 12.4% or $9.8 million from $79.1 million in the fourth quarter of 2009.  Revenues for the full year totaled $297.0 million, an increase of 13.0% or $34.1 million from $263.0 million in 2009.  Fourth quarter 2010 net income was $14.6 million ($0.50 per share), compared with $10.4 million ($0.35 per share) for the comparable three-month period in 2009.  For the full year of 2010, Presidential Life had net income of $21.5 million ($0.73 per share), compared with net income of $14.7 million ($0.50 per share) for the full year of 2009.  These results reflect the impact of a change in the method by which we account for our investments in various limited partnerships, discussed below.

“I am pleased to report a solid improvement in our fourth quarter and full year 2010 results compared to the prior year,” said Donald Barnes, Presidential Life’s Vice Chairman, Chief Executive Officer and President.  “We have already begun to see the positive impact of a stronger economic environment in certain areas of our fixed income portfolio and limited partnership investments, and our balance sheet strength continues to improve along with our risk-based capital ratio.  We continue to reduce exposure to limited partnership investments, and we plan to redeploy the proceeds from the dispositions of such investments into more liquid securities that have lower capital requirements and more predictable revenue streams.”

Mr. Barnes added, “Consistent with the trend being observed across the life insurance/annuity sector and to offset the effects of the ongoing low interest rate environment, our core strategy calls for us to extend our regional presence into a national operating platform with the addition of a separate life insurance operating company.  Additionally, we plan to broaden our individual annuity product offerings to include fixed indexed annuities, which we believe will provide us with a significant long-term opportunity to grow our annuity business.”

Key Items for the Fourth Quarter and Full Year Results

•

Investment spread1 totaled 94 basis points in 2010 compared to 77 basis points for 2009.

•

At the end of the fourth quarter of 2010, the Company redeemed four hedge fund investments pursuant to contractual provisions, which resulted in a net realized gain of approximately $10.7 million.  The Company plans additional hedge fund redemptions as part of the strategy to reduce the size of its limited partnership portfolio.

•

Total annuity sales2 of $26.8 million in the fourth quarter, a decrease of 47% compared to 2009 levels due to the continued low interest rate environment.

•

Annuity surrenders amounted to $32.5 million in the fourth quarter of 2010 compared to $35.0 million for the same period in 2009, a 7% decrease.

•

Our capital base continues to strengthen with our National Association of Insurance Commissioners (“NAIC”) action level risk-based capital (“RBC”) ratio increasing to 449% in 2010 from 388% in 2009.

•

As of December 31, 2010, book value per share increased to $23.06, an increase of 17% from $19.66 at December 31, 2009.  Book value per share, excluding other comprehensive income (loss), increased to $19.69 at December 31, 2010, from $19.20 at December 31, 2009.

Discussion of Fourth Quarter 2010 Financial and Operating Results

Total revenues in the fourth quarter of 2010 were $88.8 million, an increase of 12.4% or $9.8 million from $79.1 million in the fourth quarter of 2009.  Total revenues for the full year of 2010 totaled $297.0 million, an increase of 13.0% or $34.1 million from $263.0 million for the full year of 2009.  As discussed in greater detail below, the increase from the prior year was largely attributable to an increase in net realized investment gains.

Total annuity considerations with life contingencies, life insurance and accident & health premiums were $17.2 million in the fourth quarter and $70.5 million for the full year of 2010 versus $18.7 million and $55.6 million for the same periods in 2009.  Life insurance and accident & health premiums totaled $6.3 million in the fourth quarter and $19.3 million for the full year of 2010.  These amounts represent an increase of $0.7 million or 12.3% and $3.2 million or 19.7% from the same respective periods in 2009.  Immediate annuity considerations with life contingencies decreased $2.1 million in the fourth quarter, but increased $11.8 million for the full year of 2010 when compared to the same periods in 2009.

Sales of deferred annuities and immediate annuities without life contingencies were $15.9 million in the fourth quarter and $82.2 million for the full year 2010, a decrease of $21.3 million or 57.3% and $103.8 million or

55.8% from the same periods in 2009.  The decrease was primarily due to the continued low interest rate environment that persisted throughout 2010.

Net investment income was $50.9 million in the fourth quarter and $198.6 million for the full year of 2010, an increase of $0.8 million or 1.5% and $0.7 million or 0.3% from the same periods in 2009.  The principal driver was the continued reinvestment of cash balances into longer-dated, higher-yielding fixed income instruments.  Excluding the return on the Company’s limited partnership investments in both periods, the investment yield for the fourth quarter and full year of 2010 would have been 6.16% and 6.01%, respectively, versus 6.03% and 5.95% for the same respective periods in 2009.

Net realized investment gain was $20.4 million in the fourth quarter and $28.3 million for the full year 2010 versus a net realized gain of $12.0 million and a gain of $12.1 million for the same respective periods in 2009.  The increases were primarily due to the Company exercising its right to redeem its investment in four hedge funds in the fourth quarter of 2010 with net realized capital gains of $10.7 million from such redemptions.

Interest credited and benefits paid and accrued to policyholders were $56.0 million in the fourth quarter and $229.6 million for the full year 2010, a decrease of $2.3 million or 3.9% and an increase of $15.0 million or 7.0% for the same periods in 2009.  The primary reason for the yearly increase was the growth of the immediate annuity considerations with life contingencies.  General expenses, commissions to agents, and costs related to the Company’s consent revocation solicitation were $6.3 million in the fourth quarter and $27.3 million for the full year 2010, a decrease of $3.3 million or 34.7% and a decrease of $3.2 million or 10.5% for the same respective periods in 2009.  The majority of the decrease in the fourth quarter was due to the $2.5 million expenditure in corporate and legal expenses related to the Company’s consent revocation solicitation that was incurred in the fourth quarter of 2009.  Excluding expenses for the consent revocation solicitation, the decrease amounted to $0.9 million or 12.6% in the fourth quarter and $2.3 million or 8.0% for the full year of 2010.

The Company recorded an income tax expense of $9.6 million in the fourth quarter and $13.3 million for the full year of 2010 compared to a tax benefit of $1.0 million and an expense of $1.4 million for the same respective periods in 2009.  The principal driver of the increased tax expense was higher pre-tax income.

Update on the Financial Statements Restatement

As previously disclosed on a Current Report on Form 8-K filed with the Securities and Exchange Commission (“SEC”) on March 10, 2011, certain previously issued financial statements of the Company are being restated to correct an error in the use and application of the equity method of accounting for certain limited partnership investments.  As a result, Presidential Life's previously issued financial statements for the years ended December 31, 2008 and 2009 are restated in the Form 10-K for year ended December 31, 2010 filed on March 29, 2011 and the financial statements for the quarters ended March 31, 2010, June 30, 2010 and September 30, 2010 will be restated in amendments to its Quarterly Reports on Form 10-Q for such periods to be filed shortly.

The restatement of the Company’s Consolidated Financial Statements for the years ended December 31, 2008 and 2009 and for the quarters ended March 31, June 30, and September 30, 2010 incorporates a change in the way the Company accounts for certain of its investments.  Approximately 5% of the overall investment portfolio is invested in private limited partnerships, with respect to which Presidential Life has historically applied the equity method of accounting.  After extensive discussions with the staff of the SEC, the Company has determined that it should apply either the equity method or the fair value method of accounting to such investments depending upon the level of influence the Company has on the underlying policies of such limited partnerships.  The restatement primarily impacts net investment income, change in deferred policy acquisition costs and provision (benefit) for income taxes amounts in the statement of income and the limited partnerships investments, deferred policy acquisition costs, deferred income tax asset and shareholders' equity amounts in the balance sheet.

For a more detailed discussion of the restatement including its impact on the Company’s Consolidated Financial Statements, see the Company’s Annual Report on Form 10-K for year ended December 31, 2010 filed on March 29, 2011.

Cautionary statement regarding forward-looking statements

This press release contains forward-looking statements within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995.  These statements reflect Management’s current expectations of future events, trends or results and include any statement that does not directly relate to any historical or current fact.  Forward-looking statements can be identified by such words as “anticipates,” “believes,” “expects,” “intends,” “plans,” and similar terms and include without limitations, statements relating to our geographic expansion plans and plans to expand our product offerings, statements generally about our future plans and business strategy, and expected or anticipated future events or performance.

These forward-looking statements involve risks and uncertainties including our ability to successfully expand our operations beyond our current regional format, our ability to increase our product offerings and other risks that are discussed in our Annual Report on Form 10-K filed with the SEC.  Accordingly, there is no assurance that our plans, strategy and expectations will be realized.  Actual future events and results may differ materially from those expressed or implied in forward-looking statements.

About Presidential Life

Presidential Life Corporation, through its wholly owned subsidiary Presidential Life Insurance Company, is a leading provider of fixed deferred and immediate annuities, life insurance and accident & health insurance products to financial service professionals and their clients.  Headquartered in Nyack, New York, the Company was founded in 1969 and markets its products in 50 states and the District of Columbia.  For more information, visit our website www.presidentiallife.com.

Contacts

Presidential Life Corporation Donald Barnes President and Chief Executive Officer (845) 358-2300 ext. 250	Presidential Life Corporation P.B. (Pete) Pheffer Senior Vice President and Chief Financial Officer (845) 358-2300 ext. 205

PRESIDENTIAL LIFE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except share data)

	Three Months Ended December 31		Years Ended December 31
	2010	2009	2010	2009
REVENUES:		(As Restated)		(As Restated)
Insurance revenues:
Premiums	$ 6,284	$ 5,597	$ 19,316	$ 16,134
Annuity considerations	10,931	13,063	51,198	39,427
Universal life and investment type policy fee income	503	514	2,090	2,150
Equity in earnings (loss) on limited partnerships	586	(2,609)	(5,450)	(66)
Net investment income	50,887	50,135	198,568	197,870
Net realized investment gains, excluding other than temporary impairment (“OTTI”) losses	20,380	12,004	28,302	12,064
Total OTTI losses recognized in earnings	(1,392)	-	(1,392)	(7,841)
Other income	653	353	4,391	3,217
TOTAL REVENUES	88,832	79,057	297,023	262,955

BENEFITS AND EXPENSES: Death and other life insurance benefits	5,913	4,779	19,463	15,384
Annuity benefits	21,074	20,675	81,743	79,610
Interest credited to policyholders’ account balances	26,345	27,455	106,341	108,826
Interest expense on notes payable	-	-	-	754
Other interest and other charges	403	497	1,280	1,565
Increase in liability for future policy benefits	2,271	4,915	20,811	9,172
Commissions to agents, net	1,578	2,272	7,156	10,677
Costs related to consent revocation solicitation	55	2,478	1,525	2,478
General expenses and taxes	4,618	4,820	18,584	17,315
Change in deferred policy acquisition costs	2,316	1,742	5,305	1,028
TOTAL BENEFITS AND EXPENSES	64,573	69,633	262,208	246,809

Income before income taxes	24,259	9,424	34,815	16,146

Provision (benefit) for income taxes:
Current	7,555	(4,767)	14,120	(5,444)
Deferred	2,061	3,764	(845)	6,870
	9,616	(1,003)	13,275	1,426

NET INCOME	$ 14,643	$ 10,427	$ 21,540	$ 14,720

Earnings per common share, basic	$ 0.50	$ 0.35	$ 0.73	$ 0.50
Earnings per common share, diluted	$ 0.50	$ 0.35	$ 0.73	$ 0.50

Weighted average number of shares outstanding during the year, basic	29,574,697	29,574,697	29,574,697	29,574,558

Weighted average number of shares outstanding during the year, diluted	29,574,697	29,574,697	29,574,697	29,574,558

PRESIDENTIAL LIFE CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands)

	December 31,
	2010	2009
ASSETS:		(As Restated)
Investments:
Fixed maturities:
Available for sale at fair value (Amortized cost of $3,209,803 and $3,043,757 respectively)	$ 3,391,998	$ 3,087,021
Common stocks:
Available for sale at fair value (Cost of $472 and $475 respectively)	1,279	1,947
Derivatives, at fair value	9,402	390
Real estate	415	415
Policy loans	19,607	18,959
Short-term investments	107,958	293,136
Limited partnerships	195,501	212,707
Total investments	3,726,160	3,614,575

Cash and cash equivalents	5,924	8,763
Accrued investment income	42,757	41,281
Amounts due from security transactions	49,005	-
Federal income tax recoverable	2,627	18,313
Deferred federal income taxes, net	-	175
Deferred policy acquisition costs	57,298	78,065
Furniture and equipment, net	376	447
Amounts due from reinsurers	16,644	15,056
Other assets	1,495	1,506
TOTAL ASSETS	$ 3,902,286	$ 3,778,181

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Liabilities:
Policy Liabilities:
Policyholders’ account balances	$ 2,401,482	$ 2,444,984
Future policy benefits:
Annuity	663,456	645,801
Life and accident and health	81,081	76,457
Other policy liabilities	11,718	10,592
Total policy liabilities	3,157,737	3,177,834
Deferred federal income taxes, net	45,157	-
Deposits on policies to be issued	1,166	1,905
General expenses and taxes accrued	1,573	2,461
Other liabilities	14,745	14,462
Total Liabilities	3,220,378	3,196,662

Commitments and Contingencies

Shareholders’ Equity:
Capital stock ($.01 par value; authorized 100,000,000 shares; issued and outstanding 29,574,697 shares in 2010 and 29,574,697 in 2009)	296	296
Additional paid in capital	7,123	6,639
Accumulated other comprehensive income (loss)	99,548	13,789
Retained earnings	574,941	560,795
Total Shareholders’ Equity	681,908	581,519
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$ 3,902,286	$ 3,778,181

Footnotes

1 Defined as the yield on invested assets (exclusive of limited partnerships) over the cost of money on annuity liabilities.

2 In accordance with Generally Accepted Accounting Principles (“GAAP”), sales of deferred annuities and immediate annuities without life contingencies ($82.2 million) are not reported as insurance revenues, but rather as additions to policyholder account balances.  In addition, sales of immediate annuities with life contingencies, which are reported as insurance revenues under GAAP, totaled $51.2 million.